Exhibit 99.13
FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (the “Amendment”) made and entered into as of February ___, 2009, by and among FARM CREDIT OF SOUTHWEST FLORIDA, ACA, a farm credit association having the mailing address of 330 North Brevard Avenue, Arcadia, Florida 34266, (“Lender”), ATLANTIC BLUE GROUP, INC., ALICO HOLDING, LLC, BLUE HEAD RANCH, LLC, BLUE HEAD FARMS, LLC, BLUE HEAD CATTLE, LLC, TRI-COUNTY GROVE, LLC, PHOENIX INDUSTRIES, LLC, ATLANTICBLUE WAREHOUSING, LLC, BLUE BOX STORAGE, LLC, and FOOTMAN TRAIL, LLC (collectively, the “Borrowers” and each a “Borrower”) whose mailing addresses are P.O. Box 1318, Lake Wales, Florida 33859-1318, and ATLANTICBLUE HOSPITALITY (LAKEVILLE), LLC, ATLANTICBLUE HOSPITALITY (CAS), LLC, and ATLANTICBLUE DEVELOPMENT, INC. (collectively, the “Guarantors” and each a “Guarantor”) (Lender, Borrowers, and Guarantors the “Parties”).

RECITALS

A.           Lender, Borrowers, and Guarantors entered into, and executed, that certain Loan Agreement dated as of September 24, 2008, by and among the Parties (together, the “Loan Agreement”), which provided the making of a revolving line of credit loan in the original principal amount of up to $20,000,000.

B.           The Borrower has requested an additional non-revolving line of credit loan in the amount of $2,500,000 (the “NRLOC”) evidenced by a promissory note dated of even date hereof (the “NRLOC Note”).

C.           The Parties are entering into this Amendment to modify the terms and conditions of the Loan Agreement to include the NRLOC as a Loan under the Loan Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual terms and conditions contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.           Definitions. All capitalized terms used in this Amendment shall have the same meaning as used in the Loan Agreement, unless expressly modified, replaced or amended herein. From and after the effective date of this Amendment, all references to “Agreement” contained in the Loan Agreement shall mean the Loan Agreement, as modified and amended by this Amendment.

2.           Amendments to Loan Agreement:

A.	Advance. The definition of Advance in the Loan Agreement shall include an advance of proceeds of the NRLOC.

B.	Loan. The definition of Loan in the Loan Agreement shall be amended to include the NRLOC.

C.	Maximum NRLOC Availability. The definition of Maximum NRLOC Availability shall be added to the Loan Agreement as follows:

““Maximum NRLOC Availability” means, as of any particular date, the NRLOC Commitment minus the outstanding amount under the NRLOC.”

D.	Maximum RLOC Availability. The definition of Maximum RLOC Availability set forth in Section 1.27 is hereby deleted and the following inserted in its place:

“1.27 “Maximum RLOC Availability” means, as of a particular date, the RLOC Commitment minus outstanding amounts under the RLOC.”

E.	Note. The definition of Note in the Loan Agreement shall be amended to include the NRLOC Note.

F.	NRLOC. The definition of NRLOC shall be added to the Loan Agreement as follows:

““NRLOC” means the non-revolving line of credit in the amount of the NRLOC Commitment as described under Section 2.1(b) hereof.”

G.	NRLOC Commitment. The definition of NRLOC Commitment shall be added to the Loan Agreement as follows:

““NRLOC Commitment” means the lesser of: (a) $2,500,000 and (b) Total Commitment minus the outstanding amount under the RLOC.”

H.	NRLOC Maturity Date. The definition of NRLOC Maturity date shall be added to the Loan Agreement as follows:

““NRLOC Maturity Date” means August 1, 2009.”

I.	Outstanding. The definition of Outstandings shall be added to the Loan Agreement as follows:

““Outstandings” means the aggregate amount outstanding under the RLOC and NRLOC from time to time.”

J.	Total Commitment. The definition of Total Commitment shall be added to the Loan Agreement as follows:

““Total Commitment” means the lesser of: (a) $22,500,000 and (b) 65% of the Market Value of the Alico Stock.”

K.
Obligations. The Parties agree that the Obligations of Borrowers under the NRLOC Note is secured by that certain Stock Pledge Agreement dated September 24, 2008, as amended by that certain First Amendment to Stock Pledge Agreement dated Nov. 20, 2008, and as amended on even date herewith, made by Alico Holding, LLC, as Pledgor in favor of Lender.

L.	RLOC Commitment. The definition of RLOC Commitment set forth in Section 1.37 is hereby deleted and the following inserted in its place:

“1.37                      “RLOC Commitment” means the lesser of: (1) $20,000,000 and (b) Total Commitment minus the amount outstanding under the NRLOC.”

M.	Section 2.1 of Loan Agreement. Section 2.1 is amended to add the following:

(b)           (a) NRLOC – Subject to Borrowers’ compliance with the terms and conditions of this Loan Agreement, Lender shall make available to Borrowers Advances up to the Maximum NRLOC Availability from the date hereof through the NRLOC Maturity Date. Advances shall be in minimum increments of not less than $100,000.00, PROVIDED HOWEVER, that no Advance shall be made under the NRLOC if, after giving effect to such Advance, the Maximum NRLOC Availability would be a negative number. The obligation to repay the NRLOC shall be evidenced by the NRLOC Note and shall have the repayment terms and interest rates as set forth therein. All amounts outstanding under the NRLOC shall be due and payable on the NRLOC Maturity Date.

(ii)           Notice and Manner of Borrowing. For Advances under the NRLOC, Advance Agent shall give Lender at least one (1) Business Day’s notice of a request for an Advance, specifying the date and amount thereof. Any such notice (including, but not limited to, telephonic notice) which Lender believes in good faith to have been given by Advance Agent (or such other individuals as may be designated in writing by Borrowers) shall be deemed given by Borrowers. Any Advance made by Lender based on such notice shall, when wired to an account of any Borrower described in any written wire transfer instructions delivered by Advance Agent (or such other individual) in connection herewith, be Loans for all purposes hereunder.

(c)           Overadvances – If Lender shall at any time determine that the Outstandings exceed the Overadvance Threshold (70% of the Market Value of the Alico Stock), it shall immediately notify Borrowers by telephone of the amount by which the Total Commitment (65% of the Market Value of Alico Stock) is exceeded by the Outstandings (such amount, the “Overadvance Amount”). Within forty-eight (48) hours of such notification, or, if the next succeeding day shall not be a Business Day, then no later than 2:00 p.m. Arcadia, Florida time, on the

Business Day immediately following the date of notification, Borrowers shall (A) pay or prepay an amount in readily-available funds not less than the Overadvance Amount, to be applied to amounts owed under the NRLOC or RLOC, at Lender’s election, or (B) promptly pledge additional Alico Stock having a Market Value of Alico Stock that will eliminate the Overadvance Amount condition.

N.	Section 2.1(a)(ii) of the Loan Agreement is hereby deleted.

O.	Purpose. Section 2.2 is amended to include the proceeds of the NRLOC.

3.           Conditions Precedent. As conditions precedent to the effectiveness of this First Amendment, Borrowers and Guarantors shall furnish duly authorized resolutions evidencing their authority to enter into this First Amendment, together with such other documentation as Lender shall request in connection with the execution of this First Amendment.

4.           Indemnification. Borrowers agree to release, indemnify, and hold harmless the Lender from any claims or causes of actions that may arise in connection with the execution and consummation of this First Amendment and transaction contemplated hereby, except to the extent such claims or causes of action arise from or directly result from the gross negligence or willful misconduct of Lender, its agents or representatives.

5.           Representations and Warranties. In order to induce Lender to enter into this First Amendment, Borrowers and Guarantors represent and warrant to Lender as follows:

A.	The representations and warranties made by Borrowers and Guarantors in Section 3 of the Loan Agreement are true and correct on and as of the date hereof;

B.
There has been no material adverse change in the condition, financial or otherwise, of Borrowers or Guarantors since the most recent financial statements of Borrowers and Guarantors received by Lender under Section 4.1(c) of the Loan Agreement;

C.
The business and properties of Borrowers and Guarantors are not, and since the most recent financial statement of Borrowers and Guarantors received by Lender under Section 4.1(c) of the Loan Agreement, have not been, materially adversely affected in any substantial way as the result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo, riot, activities of armed forces, war or acts of God or the public enemy, or cancellation or loss of any major contracts;

D.
Borrowers and Guarantors have paid all taxes due and owing and no dispute with any tax or revenue authority, whether the State of Florida, Internal Revenue Service, or otherwise, exists as of the date of this First Amendment; and

E.
No event has occurred and is continuing which constitutes, and no condition exists which upon the consummation of the transaction contemplated hereby would constitute, a default or Event of Default under the Loan Agreement, as amended hereby.

6.           Ratification. Borrowers and Guarantors hereby ratify and affirm the Loan Documents, as modified and amended by this First Amendment, and agree that it is and shall continue to be fully bound and obligated by the terms thereof.

7.           Reaffirmation of Guaranties. Each of Guarantors hereby (a) reaffinns its continuing, unconditional guaranty, and (b) agrees that such unconditional guaranty shall (i) extend to all obligations and liabilities of the Borrowers to the Lender as such may be modified from time to time, now existing or hereafter arising, and (ii) remains in full force and effect until terminated in the manner provided therein.

8.           Entire Agreement. This First Amendment sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. No promise, condition, representation or warranty, express or implied, not herein set forth shall bind any party hereto, and not one of them has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as in this First Amendment otherwise expressly stated, no representations, warranties or commitments, express or implied, have been made by any party to the other. None of the terms or conditions of this First Amendment may be changed, modified, waived or cancelled orally or otherwise, except by writing, signed by all of the parties hereto, specifying such change, modification, waiver or cancellation of such terms or conditions, or of any other proceeding or succeeding breach thereof.

9.           Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of Borrowers, Guarantors, and Lender and their respective successors and assigns and legal representatives, heirs and devisees, as applicable, provided however, that Borrowers, without the prior written consent of Lender, may not assign any rights, powers, duties or obligations hereunder.

10.           Full Force and Effect of Loan Documents. Except as hereby specifically amended, waived or supplemented, the Loan Agreement and other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

11.           Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

12.           Enforceability. Should any one or more of the provisions of this First Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions shall nevertheless remain effective and binding upon the parties hereto.

13.           Governing Law. The laws and judicial decisions of the State of Florida shall in all respects govern this First Amendment.

14.           Fees. Borrowers agree to pay at the execution of this First Amendment, all costs and expenses arising from this First Amendment, including, without limitation, all Lender fees and expenses, including, but not limited to, a $5,000 upfront fee, and fees and expenses of Lender’s legal counsel.

[Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

BORROWERS:

ATLANTIC BLUE GROUP, INC.,
a Florida Corporation (Seal)

By:	/s/ JD Alexander
JD Alexander, President

ALICO HOLDING, LLC,
a Nevada limited liability company (Seal)

By:	/s/ JD Alexander
JD Alexander, Manager

By:	/s/ Ben R. Adams, Jr.
Ben R. Adams, Jr., Manager

BLUE HEAD RANCH, LLC,
Florida limited liability company (Seal)

By:	/s/ JD Alexander
JD Alexander, Manager

BLUE HEAD FARMS, LLC,
Florida limited liability company (Seal)

By:	/s/ JD Alexander
JD Alexander, Manager

BLUE HEAD CATTLE, LLC,
Florida limited liability company (Seal)

By:	/s/ JD Alexander
JD Alexander, Manager

TRI-COUNTY GROVE, LLC,
Florida limited liability company (Seal)

By:	/s/ JD Alexander
JD Alexander, Manager

PHOENIX INDUSTRIES, LLC,
Florida limited liability company (Seal)

By:	/s/ JD Alexander
JD Alexander, Manager

ATLANTICBLUE WAREHOUSING, LLC,
a Florida limited liability company (Seal)

By:	/s/ JD Alexander
JD Alexander, Manager

BLUE BOX STORAGE, LLC,
Florida limited liability company (Seal)

By:	/s/ JD Alexander
JD Alexander, Manager

FOOTMAN TRAIL, LLC,
Florida limited liability company (Seal)

By:	/s/ JD Alexander
JD Alexander, Manager

GUARANTORS:

ATLANTICBLUE HOSPITALITY (Lakeville), LLC,
a Florida limited liability company

By:	/s/ JD Alexander
JD Alexander, Manager

ATLANTICBLUE HOSPITALITY (CAS), LLC,
a Florida limited liability company

By:	/s/ JD Alexander
JD Alexander, Manager

ATLANTICBLUE DEVELOPMENT, INC.
a Florida corporation

By:	/s/ Lisa Rath Jensen
Lisa Rath Jensen, President

LENDER:

FARM CREDIT OF SOUTHWEST FLORIDA, ACA (Seal)

By:	/s/ Greg A. Carlton
Greg A. Carlton

Its:	Vice President